Exhibit 2

PARTICIPANTS:

The Participants are anticipated to be participants in a solicitation of proxies from the stockholders of Campus Crest Communities, Inc. (the "Company") (the “Proxy Solicitation”).

The Participants include: (i) Clinton Group, Inc. (“CGI”), (ii) Clinton Relational Opportunity Master Fund, L.P. (“CREL”), (iii) Clinton Relational Opportunity, LLC (“CRO”), (iv) George E. Hall (“Mr. Hall” and together with CGI, CREL and CRO, “Clinton”) (v) Scott R. Arnold, (vi) Randall H. Brown, (vii) William A. Finelli, (viii) Raymond Mikulich, (ix) Campus Evolution Villages, LLC, (x) Even Denner, and (xi) Andrew Stark.

BENEFICIAL OWNERSHIP OF SHARES:

As of the close of business on February 23, 2015 Clinton beneficially owned an aggregate of 759,344 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), as follows: (a) 317,212 shares of Common Stock are beneficially owned by CREL (which includes the 375 shares of Common Stock held in record name); (b) 317,212 shares of Common Stock may be deemed to be beneficially owned by CRO by virtue of an investment management agreement with CREL; (c) 302,331 shares of Common Stock are held in a mutual fund portfolio with whom CGI has a sub-advisory agreement (“CASF”); (d) 139,801 shares of Common Stock are held by a mutual fund portfolio with whom CGI has a sub-advisory agreement (“WKCAX”); (e) 759,344 shares of Common Stock may be deemed to be beneficially owned by CGI, by virtue of (i) an investment management agreement with CREL and (ii) its relationship as sub-advisor to each of CASF and WKCAX and (f) 759,344 shares of Common Stock may be deemed to be beneficially owned by Mr. Hall by virtue of his direct and indirect control of CREL and CGI.

Further, on February 17, 2015, each of CREL and CASF sold call options on 6,000 shares of Common Stock with an expiration date of March 20, 2015 and a strike price of $7.50 per share.

Raymond Mikulich beneficially owns 20,000 shares of Common Stock. Randall H. Brown, together with his wife, Angela J. Brown, beneficially owns 1,225 shares of Common Stock.

The Participants may be deemed to have formed a "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934. Collectively, the group (and each member thereof) may be deemed to have beneficial ownership of a combined 780,569 shares shares of Common Stock.